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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

ClinTrials Research North Carolina Inc.

ClinTrials Research Kentucky Inc.

ClinTrials Research Ltd. (located in UK)

ClinTrials Research SARL (located in France)

ClinTrials BioResearch Ltd. (located in Canada)

ClinTrials Research Israel Ltd.

ClinTrials Research Latin America, SA (dormant)

ClinTrials Research Australia Pty. Ltd.

ClinTrials Research Italy Srl

ClinTrials Research Sp z. o. o (located in Poland)

CTR Acquisition Corp. Inc.

ClinTrials Research Deuchland, GmbH (located in Germany)

ClinTrials Research Spain SL.